UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 1, 2002


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.  OTHER EVENTS

         On August 1, 2002, Calpine Corporation announced financial and operating results for the quarter ended June 30, 2002.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)      Not applicable.

(b)      Not applicable.

(c)      Exhibits.

     99.0 Press Release dated August 1, 2002


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  August 2, 2002

EXHIBIT 99.0

NEWS RELEASE                                              CONTACTS: 408/995-5115
                                         Media Relations: Bill Highlander, X1244
                                         Investor Relations: Rick Barraza, X1125

         CALPINE REPORTS SECOND QUARTER 2002 FULLY DILUTED EPS OF $0.19

                         Revises 2002 Earnings Guidance

     (SAN JOSE, CALIF.) August 1, 2002 - Calpine Corporation [NYSE:CPN], the nation's leading independent power company, today announced financial and operating results for the quarter ended June 30, 2002.

                                                                           Second Quarter
                                                                           --------------
                                                                2002            2001           % Chg
                                                             ----------       --------         ------
Megawatt-hours Generated (millions)                                15.7            7.9           99%
Megawatts in Operation (as of 8/1/02)                            16,300          9,300           75%
Revenue (millions)                                           $    1,942       $  1,613           20%
GAAP:
     Net Income (millions)                                   $       73       $    108          (32)%
     Diluted Earnings Per Share                              $     0.19       $   0.32          (41)%
Recurring:
     Net Income (millions) (a)                               $       73       $    132          (45)%
     Diluted Earnings Per Share (a)                          $     0.19       $   0.39          (51)%
EBITDA, as adjusted (millions) (b)                           $      314       $    317           (1)%
Recurring EBITDA, as adjusted (millions) (c)                 $      314       $    354          (11)%
Total Assets (billions)                                      $       22       $     16           38%

(a) For 2001, from recurring operations, excluding effects of merger expense and extraordinary loss. See attached Supplemental Data for reconciliation of GAAP net income to net income from recurring operations.
(b) Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.
(c) EBITDA, as adjusted excluding effects of merger expense and extraordinary loss. See attached Supplemental Data for reconciliation from EBITDA, as adjusted.

     "2002 is proving to be one of the most - if not the most - challenging years for the U.S. power industry and for Calpine. Yet we continued to achieve new milestones as we execute the program that we outlined at the beginning of the year: focus on strengthening liquidity, efficiently operate our plants, complete projects currently under construction and reduce overhead and operating costs," stated Calpine Chairman, CEO and President Peter Cartwright. "In the quarter just ended, we made significant progress toward strengthening liquidity, while adding to our portfolio of clean, fuel-efficient power generating facilities. With our low-cost fleet, we continued to operate profitably despite low power prices."

     "Thanks to the hard work and dedication of our employees, we have, since the beginning of the year, brought on line ten new energy centers and completed three expansion projects, adding approximately 5,300 megawatts of clean, low-cost power generation."

     "On the liquidity front, Calpine raised $2.5 billion through major financings during the first six months of 2002, reduced capital spending and sold assets. We also have launched several new initiatives to strengthen Calpine's cash resources and reduce our debt. We will only proceed with new projects that meet our stringent investment criteria, have long-term power sales contracts, and have access to attractive financing."


2002 SECOND QUARTER FINANCIAL RESULTS

     Financial results for the three and six months ended June 30, 2002 reflect a significant decrease in electricity prices, gas prices and spark spreads as compared with the same periods in 2001, primarily reflecting an increase in supply and a softened demand resulting from depressed economic activity. Declines in market prices for electricity were mitigated by the company's volume of long-term contracts. The company did experience a significant drop in mark-to-market gains from trading activities, which reflects the company's decision to limit this activity due to costs associated with credit support for trading.

     Total electrical generating production for the three and six months ended June 30, 2002, increased by 99% and 101%, respectively, as the company brought additional facilities into operation. The combination of lower spark spreads on electrical generation, lower revenues on sales of oil and gas, and lower trading gains resulted in decreases of 16% and 25%, respectively, in gross profit for the three and six months ended June 30, 2002 as compared with the same periods in 2001. Calpine's low-cost production, economies of scale and volume of long-term contracts mitigated the effect of the depressed power market.

     For the three months ended June 30, 2002, fully diluted earnings per share from recurring operations was $0.19, compared with $0.39 for the second quarter of 2001. For the same periods, GAAP fully diluted earnings per share was $0.19 and $0.32 (after merger expense), respectively. For the six months ended June 30, 2002, fully diluted earnings per share from recurring operations was $0.30, compared with $0.75 for the six months ended June 30, 2001. For the same periods, GAAP fully diluted earnings (loss) per share was $(0.01) (after effects of pre-tax equipment cancellation costs of $168.5 million) and $0.68, respectively. Financial results for the second quarter of 2002 also reflect higher project development costs as the company expensed $18.1 million in costs related to the cancellation or indefinite suspension of certain development projects.


INDUSTRY-LEADING LOW-COST POWER PORTFOLIO

     Calpine remains committed to providing its customers with clean, reliable and low-cost electricity. The company's highly efficient natural gas-fired and geothermal power plants represent the cleanest, most modern fleet of electric generating facilities in North America.

     Calpine has slowed or suspended capital spending on a significant number of development projects. It remains focused on completing plants currently in construction and on projects that have attractive power sales contracts in place with access to financing. In addition, the company continues to reduce costs - including overhead, operating and capital - as it transitions from a development company to an operating company.

     Calpine currently has 70 operating power plants that generate up to 16,300 megawatts of electricity. In 2004, upon completion of its revised construction program, Calpine expects to produce up to 28,500 megawatts of electricity from 95 power plants located in 23 states, three Canadian provinces and the United Kingdom. Since last reported in May, recent highlights include:

o Generated 15.7 million megawatt-hours and produced approximately 35 billion cubic feet of gas and gas equivalents at costs well below market prices during the quarter.

o    Signed  a  three-year  power  sales  agreement  with the  Tennessee  Valley
     Authority (TVA) to supply TVA with an option to purchase up to 500 megawatts per day of baseload capacity from Calpine's 794-megawatt Decatur Energy Center beginning in June 2004;

o Secured several mid- and long-term power sales contracts with major wholesale customers, increasing Calpine's total contractual sales since December 2001 to approximately 40 customers and nearly 3,300 megawatts; and

o Completed construction of six new natural gas-fired energy centers and two peaking units, adding over 3,800 megawatts of capacity; new facilities are now providing clean, reliable electricity for power customers in New York, California, Alabama, Illinois, Texas and British Columbia; since January 2002, Calpine has added approximately 5,300 megawatts of low-cost capacity.


CALPINE ENERGY SERVICES

     Calpine Energy Services (CES) continues to execute on the company's business model of entering long-term contracts directly with load-serving entities. CES remains focused on securing low-cost fuel to supply Calpine's generating plants, selling electricity from its generating assets and optimizing the company's portfolio.

     Calpine currently has 125 power sales contracts in place with 80 major wholesale and industrial customers. These contracts represent $6.6 billion of above market value when discounted at 9% and have a seven-year weighted average life. Additional detailed information regarding the company's long-term contracts can be found in part under the Supplemental Data and in full on the investor relations page of the company's website at www.calpine.com.

     The company continues to evaluate joint venture alliances for its energy services group and will only move forward if such alliance will add value for Calpine.

LIQUIDITY-ENHANCING INITIATIVES

     Calpine continues to take steps to strengthen its balance sheet and ensure sufficient liquidity for the company's revised business plans. Recent milestones since Calpine's last quarterly update include:

o Funded and increased its two-year secured bank term loan to $1.0 billion from $600 million and reduced the size of its secured corporate revolving credit facilities to $1.0 billion from $1.4 billion; and

o Received BBB- investment grade rating on Calpine's term loan and revolving credit facilities from Standard & Poor's; assigned Ba3 ranking by Moody's Investors Service.

     The company reiterated its policy that only those projects with long-term power sales agreements in place and which will have access to financing will move into construction. Calpine will continue to carefully manage expenditures and plans to further reduce overhead and operating costs.

     The company also stated that it is carefully evaluating alternatives with its major equipment suppliers that may enable Calpine to cancel or restructure its contracts for 89 turbines. A significant component of the company's equipment currently on order consists of 112 "F-type" gas turbines for delivery between 2002 and 2007.

     The following table summarizes the company's currently anticipated sources and uses of funds. These estimates are based on current expectations and are subject to further change. The company intends to update this information only periodically.

                                                                              ($ in millions)
                                                                          Year-End 2002 Estimates
                                                                            as of August 1, 2002
                                                                          -----------------------
Sources of Cash
     Available Cash
         Cash on hand                                                            $1,800  (1)
         Estimated 2002 operating cash flow                                         800  (2)
         CES cash collateral replaced with letters of credit                        346  (3)
     Financings
         Equity capital                                                             734
         Credit facilities                                                          250  (4)
         Two-year term loan                                                       1,000
         Construction revolvers                                                     107
         California peaker lease                                                    500  (5)
     Other
         Asset sales currently under negotiations                                   250  (6)
                                                                                 -----------
                Total Sources                                                    $5,787
                                                                                 ===========
____________________

(1) Cash resources include $1.5 billion on hand at 2001 year-end, $224 million received in January 2002 on the PG&E receivables sale and $100 million balance of proceeds from the $1.2-billion convertible senior notes offering received in early January 2002.
(2)  Annual  operating  cash flow for 2002 is based on a recurring  earnings per
     share   estimate  of  $0.80  to  $1.00,   which  is  expected  to  generate
     approximately $1.4 billion to $1.6 billion of recurring EBITDA, as adjusted. Annual operating cash flow equals recurring EBITDA, as adjusted, plus non-cash operating lease expense of $200 million, less $900 million of cash interest.
(3) Represents an increase to available cash from CES cash deposits made in 2001. The majority of this cash collateral has been eliminated both through the issuance of letters of credit and commodity price changes.
(4) Estimated cash borrowing capacity after utilizing approximately $750 million of letters of credit capacity.
(5) Calpine is proceeding with the completion of a sale/leaseback transaction of its 11 California peaker facilities. This transaction is expected to generate $500 million of cash that will be received throughout 2002 as the power facilities enter commercial operation.
(6) Calpine is currently in negotiations on several asset sales, which could generate approximately $250 million in cash, including approximately $147 million announced to date.


                                                                              ($ in millions)
                                                                          Year-End 2002 Estimates
                                                                            as of August 1, 2002
                                                                          -----------------------
USES OF CASH
     Construction capital for current program, including equipment               $2,640      (7)
     Maintenance and gas capital                                                    250
     Purchase of Zero-Coupon Debentures                                             878
     Other debt repayments                                                           75      (8)
     Cash lease payments                                                            330
     Estimated Enron payments                                                       140      (9)
     Payments for future turbines                                                    --
         Turbines for financeable projects                                          261     (13)
         Turbines for future projects                                               457     (10)
                                                                                 ---------------
              TOTAL USES                                                         $5,031
                                                                                 ---------------

NET CASH FLOW                                                                    $  756
                                                                                 ---------------

FUTURE CASH SOURCES
     Canadian Royalty Trust                                                      $  300    (11)
     Zion sale/leaseback                                                            150    (12)
     Financings for future turbines                                                 261    (13)
     Sale of Gilroy notes receivable                                                175    (14)
     Sale of certain assets, including oil & gas properties,
         net of debt repayment                                                      400    (15)
                                                                                 --------------
                TOTAL FUTURE CASH SOURCES                                        $1,286
                                                                                 --------------

TOTAL ESTIMATED CASH RESOURCES                                                   $2,042
                                                                                 ==============
____________________

(7) Construction capital has been increased to reflect additional projects entering construction. These projects include several of the California peaking facilities and the Los Esteros facility, all of which have contracts with the California Department of Water Resources.
(8) Represents the repayment of the Michael Petroleum note payable and other miscellaneous debt.
(9) Represents an approximation of the company's current estimate of the net amount due Enron upon the final settling of all transactions between Calpine and Enron.
(10) Represents the current estimate for 2002 capital spending for future turbines (also, see Note 13).
(11) The company is establishing a Canadian Royalty Trust to monetize its Canadian power generation assets that could generate approximately $300 million by the end of the third quarter.
(12) Calpine is currently analyzing an opportunity to enter into a sale/leaseback transaction for its Zion Power Plant that could generate approximately $150 million of cash by the end of the third quarter.
(13) Certain turbines are assigned to future projects with long-term contracts, providing Calpine with the flexibility to obtain project debt to finance this equipment.
(14) The company is evaluating monetizing its Gilroy Power Plant notes receivable due from PG&E. This transaction could take place by the end of the third quarter.
(15) The company has identified certain additional assets it expects to sell in 2002.

REVISED 2002 EARNINGS OUTLOOK

     The company is updating its expectations for fully diluted earnings per share before non-recurring costs for the year ending December 31, 2002 to approximately $0.80 to $1.00 per share. Fully diluted earnings per share for the quarters ending September 30, 2002 and December 31, 2002, are expected to be approximately $0.40 to $0.55 per share, and approximately $0.10 to $0.15 per share, respectively. These results primarily reflect lower than expected market prices and declining trading and optimization activity. As previously discussed, the existing fully diluted earnings per share estimate of approximately $1.50 was primarily based on an expected recovery in depressed power prices, which has not materialized to date.

     "While 2002 continues to be a challenging year for the entire power industry, we see opportunities and advantages that can flow to Calpine shareholders as a result of the underlying, long-term growth in electricity demand, combined with Calpine's competitive fleet of highly efficient power plants - the cleanest, most modern plants in the United States," said Cartwright. "We continue to work in a systematic, disciplined fashion to adapt Calpine's business strategies to ensure that we emerge from today's challenges better positioned to perform well through all phases of the economic cycle."

CONFERENCE CALL INFORMATION

     Calpine will host a conference call to discuss second quarter 2002 results. The conference call will occur Thursday, August 1, 2002, at 7:30 am PDT. To participate via the teleconference (in listen-only mode), please dial 1-888-603-6685 at least five minutes before the start of the conference call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Calpine's website at www.calpine.com.


ABOUT CALPINE

     Based in San Jose, Calif., Calpine Corporation is an independent power company that is dedicated to providing customers with clean, efficient, natural gas-fired power generation. It generates and markets power, through plants it develops, owns and operates, in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine also is the world's largest producer of renewable geothermal energy, and it owns 1.3 trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms (iv) unscheduled outages of operating plants (v) unseasonable weather patterns that produce reduced demand for power
(vi) systemic economic slowdowns, which can adversely affect consumption of power by businesses and consumers (vii) cost estimates are preliminary and actual costs may be higher than estimated (viii) a competitor's development of lower-cost generating gas-fired power plants (ix) risks associated with marketing and selling power from power plants in the newly-competitive energy market (x) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas (xi) the effects on the Company's business resulting from reduced liquidity in the trading and power industry (xii) the Company's ability to access the capital markets on attractive term (xiii) sources and uses of cash are estimates based on current expectations; actual sources may be lower and actual uses may be higher than estimated (xiv) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms, and (xv) other risks identified from time-to-time in our reports and registration statements filed with the SEC, including the risk factors identified in our Quarterly Report on Form 10Q for the quarter ended March 31, 2002 and in our Annual Report on Form 10-K for the year ended December 31, 2001, which can be found on the Company's web site at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.

                      CALPINE CORPORATION AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
            For the Three and Six Months Ended June 30, 2002 and 2001
                    (In thousands, except per share amounts)
                                   (unaudited)


                                                                      Three Months Ended                    Six Months Ended
                                                                           June 30,                             June 30,
                                                                 -----------------------------        -----------------------------
                                                                    2002               2001              2002               2001
                                                                 ----------         ----------        ----------         ----------
Revenue:
   Electric generation and marketing revenue
      Electricity and steam revenue........................      $  708,752         $  505,711        $1,328,931         $1,100,870
      Sales of purchased power.............................         868,606            683,196         1,776,907          1,136,798
      Electric power derivative mark-to-market gain........           6,104             68,433            10,270             69,739
                                                                 ----------         ----------        ----------         ----------
        Total electric generation and marketing revenue....       1,583,462          1,257,340         3,116,108          2,307,407
   Oil and gas production and marketing revenue
      Oil and gas sales....................................          52,163            116,319           119,651            273,006
      Sales of purchased gas...............................         302,044            226,693           434,202            355,865
                                                                 ----------         ----------        ----------         ----------
        Total oil and gas production and marketing revenue.         354,207            343,012           553,853            628,871
   Income (loss) from unconsolidated investments in
    power projects.........................................          (1,121)             1,600               323              2,163
   Other revenue...........................................           5,258             10,921             9,869             14,183
                                                                 ----------         ----------        ----------         ----------
           Total revenue...................................       1,941,806          1,612,873         3,680,153          2,952,624
                                                                 ----------         ----------        ----------         ----------
Cost of Revenue:
   Electric generation and marketing expense
      Plant operating expense..............................         118,930             69,259           234,087            153,719
      Royalty expense......................................           4,194              6,916             8,349             17,925
      Purchased power expense..............................         698,176            655,322         1,513,181          1,111,588
                                                                 ----------         ----------        ----------         ----------
        Total electric generation and marketing expense....         821,300            731,497         1,755,617          1,283,232
   Oil and gas production and marketing expense
      Oil and gas production expense.......................          27,836             27,308            54,776             61,591
      Purchased gas expense................................         333,724            218,330           457,418            336,958
                                                                 ----------         ----------        ----------         ----------
        Total oil and gas production and marketing expense.         361,560            245,638           512,194            398,549
   Fuel expense
      Cost of oil and natural gas burned by power plants...         350,848            251,876           677,291            516,439
      Natural gas derivative mark-to-market loss (gain)....           3,203            (23,446)            9,595            (30,995)
                                                                 ----------         ----------        ----------         ----------
        Total fuel expense.................................         354,051            228,430           686,886            485,444
   Depreciation, depletion and amortization expense........         110,122             72,144           213,995            144,157
   Operating lease expense.................................          36,263             27,449            72,397             55,460
   Other expense...........................................           2,204              3,490             4,794              5,989
                                                                 ----------         ----------        ----------         ----------
           Total cost of revenue...........................       1,685,500          1,308,648         3,245,883          2,372,831
                                                                 ----------         ----------        ----------         ----------
              Gross profit.................................         256,306            304,225           434,270            579,793
Project development expense................................          24,713              4,372            36,051             20,211
Equipment cancellation cost................................              --                 --           168,471                 --
General and administrative expense.........................          53,601             50,537           113,862             86,622
Merger expense.............................................              --             35,606                --             41,627
                                                                 ----------         ----------        ----------         ----------
   Income from operations..................................         177,992            213,710           115,886            431,333
Interest expense...........................................          67,058             43,331           128,369             63,256
Distributions on trust preferred securities................          15,387             15,387            30,773             30,562
Interest income............................................          (9,762)           (20,531)          (21,938)           (39,889)
Other income, net..........................................          (2,766)            (3,291)          (11,859)            (9,018)
                                                                 ----------         ----------        ----------         ----------
   Income (loss) before provision (benefit) for income taxes        108,075            178,814            (9,459)           386,422
Provision (benefit) for income taxes.......................          35,559             69,849            (5,578)           158,830
                                                                 ----------         ----------        ----------         ----------
   Income (loss) before extraordinary gain (loss) and
    cumulative effect of a change in accounting principle..          72,516            108,965            (3,881)           227,592
Extraordinary gain (loss), net of tax provision of $--,
 $834, $1,362 and $834.....................................              --             (1,300)            2,130             (1,300)
Cumulative effect of a change in accounting principle,
 net of tax provision of $--, $--, $--and $669...............            --                 --               --               1,036
                                                                 ----------         ----------        ----------         ----------
              Net income (loss)............................      $   72,516         $  107,665        $   (1,751)        $  227,328
                                                                 ==========         ==========        ==========         ==========









                                     - 8 -

Basic earnings (loss) per common share:
   Weighted average shares of common stock outstanding.....         356,158            302,729           331,745            301,641
   Income (loss) before extraordinary gain (loss) and
    cumulative effect of a change in accounting principle..      $     0.20         $     0.36        $    (0.01)        $     0.75
   Extraordinary gain (loss)...............................      $       --         $       --        $       --         $       --
   Cumulative effect of a change in accounting principle...      $       --         $       --        $       --         $       --
                                                                 ----------         ----------        ----------         ----------
              Net income (loss)............................      $     0.20         $     0.36        $    (0.01)        $     0.75
                                                                 ==========         ==========        ==========         ==========
Diluted earnings (loss) per common share:
   Weighted average shares of common stock outstanding
    before dilutive effect of certain convertible securities        365,606            318,255           331,745            317,544
   Income (loss) before dilutive effect of certain
    convertible securities, extraordinary gain (loss) and
    cumulative effect of
    a change in accounting principle.......................      $     0.20         $     0.34        $    (0.01)        $     0.72
   Dilutive effect of certain convertible securities (1)...      $    (0.01)        $    (0.02)       $       --         $    (0.04)
                                                                 ----------         ----------        ----------         ----------
   Income (loss) before extraordinary gain (loss) and
    cumulative effect of a change in accounting principle..      $     0.19         $     0.32        $    (0.01)        $     0.68
   Extraordinary gain (loss)...............................      $       --         $       --        $       --         $       --
   Cumulative effect of a change in accounting principle...      $       --         $       --        $       --         $       --
                                                                 ----------         ----------        ----------         ----------
              Net income (loss)............................      $     0.19         $     0.32        $    (0.01)        $     0.68
                                                                 ==========         ==========        ==========         ==========
__________

The financial information presented above and in the Supplemental Data attached hereto is subject to adjustment until the company files its Form 10-Q with the Securities and Exchange Commission for the quarter ended June 30, 2002.

(1) Includes the effect of the assumed conversion of certain convertible securities. No convertible securities were included in the six months ended 2002 amounts as the securities were antidilutive. For the three months ended June 30, 2002, and for the three and six months ended June 30, 2001, the assumed conversion calculation added 85,320, 41,964 and 49,379 shares of common stock and $11,306, $7,507 and $20,838 to the net income results, respectively.

                      CALPINE CORPORATION AND SUBSIDIARIES
                                Supplemental Data
                                   (unaudited)

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NET INCOME
FROM RECURRING OPERATIONS
                                                           Three           Diluted           Three           Diluted
                                                       Months Ended    Earnings (loss)   Months Ended    Earnings (loss)
                                                       June 30, 2002       per Share     June 30, 2001       per Share
                                                       -------------   --------------    -------------   ---------------
(in thousands, except per share amounts)

GAAP net income......................................     $ 72,516          $ 0.19          $107,665          $ 0.32
   Extraordinary loss, net of tax provision..........           --              --             1,300              --
   Cumulative effect of a change in accounting
    principle, net of tax provision..................           --              --                --              --
   Equipment cancellation cost, net of tax benefit...           --              --                --              --
   Merger expense, net of tax benefit................           --              --            23,195            0.07
                                                          --------          ------          --------          ------
        Net income from recurring operations.........     $ 72,516          $ 0.19          $132,160          $ 0.39
                                                          ========          ======          ========          ======

                                                            Six            Diluted            Six            Diluted
                                                       Months Ended    Earnings (loss)   Months Ended    Earnings (loss)
                                                       June 30, 2002       per Share     June 30, 2001       per Share
                                                       -------------   --------------    -------------   ---------------
(in thousands, except per share amounts)

GAAP net income (loss)...............................     $ (1,751)         $(0.01)         $227,328          $ 0.68
   Extraordinary loss (gain), net of tax provision...       (2,130)          (0.01)            1,300              --
   Cumulative effect of a change in accounting
    principle, net of tax provision..................           --              --            (1,036)             --
   Equipment cancellation cost, net of tax benefit...      109,506            0.32                --              --
   Merger expense, net of tax benefit................           --              --            27,311            0.07
                                                          --------          ------          --------          ------
        Net income from recurring operations.........     $105,625          $ 0.30          $254,903          $ 0.75
                                                          ========          ======          ========          ======

CASH FLOW DATA

                                                              Six Months Ended
                                                                  June 30,
                                                        ----------------------------
                                                            2002             2001
                                                        -----------      -----------
(in thousands)

Cash provided by operating activities................   $   463,445      $   100,723
Cash used in investing activities....................    (2,558,322)      (2,783,385)
Cash provided by financing activities................     1,094,269        3,328,105
Effect of exchange rate changes on cash and
 cash equivalents....................................         3,958               --
                                                        -----------      -----------
      Net increase (decrease) in cash and cash
       equivalents...................................   $  (996,650)     $   645,443
                                                        ============     ===========

RECONCILIATION OF GAAP NET INCOME (LOSS) TO EBITDA, AS ADJUSTED (1)

                                                             Three Months Ended                 Six Months Ended
                                                                  June 30,                          June 30,
                                                         ----------------------------      ---------------------------
                                                            2002              2001            2002             2001
                                                         ----------        ----------      ----------       ----------
(in thousands)

GAAP net income (loss)...............................     $ 72,516          $107,665        $ (1,751)        $227,328
   (Income) loss from unconsolidated investments in
    power projects...................................        1,121            (1,600)           (323)          (2,163)
   Distributions from unconsolidated investments in
    power projects...................................            9             1,246              18            2,459
                                                          --------          --------        --------         --------
        Adjusted net income (loss)...................       73,646           107,311          (2,056)         227,624

   Interest expense..................................       67,058            43,331         128,369           63,256
   1/3 of operating lease expense....................       12,087             9,150          24,132           18,487
   Distributions on trust preferred securities.......       15,387            15,387          30,773           30,562
   Provision (benefit) for income taxes..............       35,559            69,849          (5,578)         158,830
   Depreciation, depletion and amortization expense..      110,122            72,144         213,995          144,157
                                                          --------          --------        --------         --------
      EBITDA, as adjusted............................     $313,859          $317,172        $389,635         $642,916
                                                          ========          ========        ========         ========

RECONCILIATION OF EBITDA, AS ADJUSTED TO RECURRING EBITDA, AS ADJUSTED

                                                             Three Months Ended                 Six Months Ended
                                                                  June 30,                          June 30,
                                                         ----------------------------      ---------------------------
                                                            2002              2001            2002             2001
                                                         ----------        ----------      ----------       ----------
(in thousands)

EBITDA, as adjusted..................................     $313,859          $317,172        $389,635         $642,916
Equipment cancellation cost..........................           --                --         168,471               --
Merger expense.......................................           --            35,606              --           41,627
Extraordinary loss (gain), net of tax provision                 --             1,300          (2,130)           1,300
Cumulative effective of a change in accounting
 principle, net of tax provision                                --                --              --           (1,036)
                                                          --------          --------        --------         --------
      Recurring EBITDA, as adjusted..................     $313,859          $354,078        $555,976         $684,807
                                                          ========          ========        ========         ========

SUPPLEMENTARY POWER DATA

                                                              Three Months Ended                 Six Months Ended
                                                                  June 30,                          June 30,
                                                         ----------------------------      ---------------------------
                                                            2002              2001            2002             2001
                                                         ----------        ----------      ----------       ----------

Generation (in MWh) (2)..............................    15,720,000        7,878,000       30,434,000       15,117,000

Average electric price realized (per MWh)............        $55.88           $67.60           $52.30           $74.51

Average spark spread realized (per MWh)..............        $27.56           $31.97           $26.74           $36.07

NATURAL GAS SUPPLEMENTARY DATA

                                                             Three Months Ended                 Six Months Ended
                                                                  June 30,                          June 30,
                                                         ----------------------------      ---------------------------
                                                            2002              2001            2002             2001
                                                         ----------        ----------      ----------       ----------
(in Bcfe)
Natural Gas Production
   United States.....................................         14                 9              27               18
   Canada............................................         21                24              42               48
                                                              --                --              --               --
      Total..........................................         35                33              69               66
                                                              ==                ==              ==               ==


Average Daily Production Rate........................      0.385             0.370           0.379            0.368
                                                           -----             -----           -----            -----

CALPINE CONTRACTUAL PORTFOLIO - AS OF JUNE 30, 2002

                                           2002*            2003             2004             2005             2006
                                         ---------        --------         --------         --------         --------
Estimated Generation
 (in Millions of mwh)
   - Baseload.......................        67.4            159.3            176.2            179.1            179.1
   - Peaking........................        11.4             23.7             24.6             24.9             24.8
                                            ----            -----            -----            -----            -----
      Total.........................        78.8            183.0            200.8            204.0            203.9
                                            ====            =====            =====            =====            =====

Contractual Generation
 (in Millions of mwh)
   - Baseload.......................        42.3             76.2             69.5             72.2             69.1
   - Peaking........................         9.0             17.5             15.6             15.6             14.5
                                            ----             ----             ----             ----             ----
      Total.........................        51.3             93.7             85.1             87.8             83.6
                                            ====             ====             ====             ====             ====

% Sold
   - Baseload.......................        63%              48%              39%              40%              39%
   - Peaking........................        79%              74%              63%              63%              58%
     - Total........................        65%              51%              42%              43%              41%

Contractual Spark Spread                  $23.14           $22.74           $24.31           $23.02           $23.13

* July - December 2002

                                                                                As of               As of
Capitalization                                                              June 30, 2002     December 31, 2001
                                                                            -------------     -----------------

Cash balance (in billions)..............................................          $0.5                $1.5

Total debt (in billions) (3)............................................         $13.2               $12.7

Debt to capitalization ratio (3)........................................           72%                 75%

Present value of operating leases (in billions) ........................          $2.2                $2.3

Unconsolidated debt of equity method investments (estimated, in
 billions) (4)..........................................................          $0.2                $0.2

(in thousands):

Short-term debt
   Notes payable and borrowings under lines of credit, current portion..    $    10,523          $    23,238
   Capital lease obligation, current portion............................          2,277                2,206
   Construction/project financing, current portion......................         97,363                   --
   Zero-Coupon Convertible Debentures Due 2021..........................             --              878,000
                                                                            -----------          -----------
        Total short-term debt...........................................        110,163              903,444

Long-term debt
   Notes payable and borrowings under lines of credit,
    net of current portion..............................................      1,077,453               74,750
   Capital lease obligation, net of current portion.....................        206,700              207,219
   Construction/project financing, net of current portion...............      3,484,097            3,393,410
   Convertible Senior Notes Due 2006....................................      1,200,000            1,100,000
   Senior notes.........................................................      7,085,886            7,049,038
                                                                            -----------          -----------
        Total long-term debt............................................     13,054,136           11,824,417

           Total debt...................................................    $13,164,299          $12,727,861

   Company-obligated mandatorily redeemable convertible
    preferred securities of subsidiary trusts...........................    $ 1,123,537          $ 1,123,024
   Minority interests...................................................    $    40,000          $    47,389
   Total stockholders' equity (5).......................................    $ 3,867,860          $ 3,010,569
                                                                            -----------          -----------

Total capitalization....................................................    $18,195,696          $16,908,843
                                                                            ===========          ===========

Debt to capitalization ratio
Total debt..............................................................    $13,164,299          $12,727,861
Total capitalization....................................................    $18,195,696          $16,908,843
Debt to capitalization..................................................         72%                 75%
----------

(1) This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income (loss) from operations or
     (ii) cash flows from operating activities to be disclosed in the company's Form 10-Q for the quarter ended June 30, 2002. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation, depletion and amortization, plus distributions on trust preferred securities.
(2) Does not include MWh generated by unconsolidated investments in power projects.
(3) The Convertible Senior Notes Due 2006 were issued to repurchase the Zero-Coupon Convertible Debentures Due 2021, which were repurchased in April 2002. Therefore, the company's total capitalization at December 31, 2001 exceeds the expected 2002 capitalization.
(4)  Amounts based on Calpine's ownership percentage.
(5) Includes other comprehensive loss ("OCI") of $118,707 at June 30, 2002 and $226,574 at December 31, 2001. Excluding OCI from stockholders' equity would not change the debt to capitalization ratio at June 30, 2002 and would change the ratio to 74% at December 31, 2002.